Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of December 15, 2014 (the “Effective Date”), is made by and between Epiq Systems, Inc., a Missouri corporation (the “Company”), and Karin-Joyce Tjon Sien Fat, an individual (“Executive”), and amends and restates that certain Executive Employment Agreement, effective July 1, 2014, by and between the Company and the Executive (the “Original Agreement”).

WHEREAS, on July 1, 2014, the Company and Executive entered into the Original Agreement;

WHEREAS, the Executive is the Executive Vice President and Chief Financial Officer of the Company and a member of the Executive Committee (as defined below); and

WHEREAS, pursuant to Section 20 of the Original Agreement, the parties wish to amend and restate the Original Agreement to read as set forth herein to provide for, among other things, Executive’s continuing employment by the Company on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Agreement is hereby amended and restated to read, and the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan (as defined below). For purposes of this Agreement:

(a) “Accrued Obligations” shall mean: (i) (A) any unpaid Base Salary through the End Date; (B) reimbursement for any unreimbursed reasonable and appropriate business expenses incurred through the End Date; and (C) any accrued but unused vacation time, as of the End Date, in accordance with Company policy, in each case, payable within sixty (60) days following the End Date (or as otherwise required by applicable law); and (ii) all other accrued and vested payments, benefits and fringe benefits to which the Executive shall be entitled up to and including the End Date in accordance with the applicable compensation arrangement or benefit plan or program of the Company.

(b) “Affiliates” shall mean with respect to an entity, any entity that Controls, is Controlled by, or is under common Control with, that entity, and shall include Subsidiaries.

(c) “Awards” shall have the meaning as set forth in the Plan.

(d) “Base Salary” shall mean the Executive’s annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the End Date, as reflected in the Company’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to the Executive’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Internal Revenue Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Bonus” shall mean the greater of: (i) the cash value of the most recent annual bonus actually earned (whether payable or paid in cash, stock or a combination of both) by the Executive pursuant to a Bonus Arrangement; or (ii) for the Company’s fiscal year (A) 2014, Three Hundred Thousand Dollars and Zero Cents ($300,000.00), and (B) 2015, the Six Hundred Thousand Dollars and Zero Cents ($600,000.00).

(g) “Bonus Arrangement” shall mean the Executive’s bonus, as provided under the Company’s annual cash incentive compensation plan or program, any applicable employment agreement between the Executive and the Company or as otherwise determined by the Board or the Compensation Committee.

(h) “Cause” shall mean with respect to Executive one or more of the following: (i) Executive being charged with a felony under the laws of the United States or any state thereof, or any act of fraud or dishonesty; (ii) commission of an act or omission that subjects Executive to being enjoined, suspended, barred or otherwise disciplined for violation of any laws, regulations and rules applicable to Executive, the Company, or any if its Affiliates; (iii) the commission by Executive of any act or omission that constitutes misconduct and is injurious to the Company or any of its Affiliates; (iv) Executive’s conduct causing Company or any of its Affiliates public disgrace or disrepute or substantial economic harm; (v) Executive’s failure or refusal to perform any lawful duty under this Agreement or as reasonably directed by the CEO, which failure is not cured, if curable, within five (5) business days after delivery of notice thereof to Executive; (vi) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the disadvantage or detriment of the Company or any of its Affiliates; (vii) commission by Executive of any willful act taken by Executive in bad faith against the interests of the Company or any of its Affiliates; (viii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates; or (ix) any material breach of this Agreement which, if curable, is not cured within ten (10) business days after delivery of written notice thereof to Executive. The cure period may be extended for such reasonable time as is necessary to affect a cure as long as the Executive in the sole discretion of the CEO begins to take reasonable steps to cure the event within the first five (5) days after delivery of written notice thereof to Executive; provided that following a Change in Control, “Cause” shall mean only a termination for the Executive being charged with a felony under the laws of the United States of any state thereof, or any act of fraud or dishonesty. “Cause” also includes any of the above grounds for dismissal regardless of whether the Company or any of its Affiliates learns of it before or after terminating Executive’s employment.

(i) “Change in Control” shall have the meaning as set forth in the Plan.

(j) “Code Section 280G” shall mean Internal Revenue Code Section 280G and the treasury regulations and other official guidance promulgated thereunder from time to time.

(k) “Code Section 409A” shall mean Internal Revenue Code Section 409A and the treasury regulations and other official guidance promulgated thereunder from time to time.

(l) “Code Section 4999” shall mean Internal Revenue Code Section 4999 and the treasury regulations and other official guidance promulgated thereunder from time to time.

(m) “Company Property” shall mean all Company property and equipment assigned and provided to Executive by the Company to help Executive carry out Executive’s Company responsibilities including but not limited to keys, credit cards, access cards, Confidential Information, laptops, computer related and other office equipment, mobile telephone, and other computer or communication devices.

(n) “Confidential Information” shall mean and includes any and all confidential and/or proprietary information of the Company, its Affiliates and their respective customers and suppliers, including but not limited to information relating to the following: proprietary information; technical data, inventions, trade secrets, intellectual property, know-how, software, developments, processes, formulas, technology, designs, drawings, engineering, hardware configuration; business matters, business strategies, affairs, finances, sales, financial condition, operations; marketing, product information, research, product plans, products, services, customer lists, customers, markets; former, current, or prospective clients, vendors or employees; and other information in any form of a similar nature not available to the public; provided that Confidential Information does not include any of the foregoing information or items that are publicly known and generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item(s) or information involved.

(o) “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

(p) “Disability” shall mean a physical or mental illness, injury, or condition that: (i) prevents, or is likely to prevent, as certified by a physician, Executive from performing one or more of the essential functions of Executive’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period; and (ii) which cannot be accommodated with a reasonable accommodation, without undue hardship on the Company, as specified in the Americans with Disabilities Act.

(q) “Disputes” (and each, a “Dispute”) shall mean any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof relating to the resolution of disputes and questions including without limitation concerning arbitrability or any claim under any state or federal law, regulation or statute or common law theory governing or relating to the employment relationship (except claims for workers compensation or unemployment benefits).

(r) “Employment Period” shall mean the period of time from and including the Effective Date through and including the End Date.

(s) “End Date” shall mean the last day of employment of the Executive by the Company.

(t) “Executive Management Committee” shall mean the executive management of the Company (e.g., the Chief Executive Officer (“CEO”), President, Chief Operating Officer, Chief Financial Officer, and other C-level executive management of the Company approved by the CEO).

(u) “Good Reason” shall mean if Executive resigns from employment with the Company as a result of one or more of the following reasons: (i) a material reduction in Executive’s responsibilities, duties or authority, without Executive’s express prior authorization which shall not be unreasonably withheld, delayed or conditioned; (ii) any failure by the Company to provide, or a material reduction in, any compensation or benefits, including any perquisites, to which Executive is entitled as of the Effective Date (including with respect to Executive’s travel in the conduct of business) and/or that are agreed to be provided under this Agreement; (iii) any requirement that Executive’s principal office be based more distant than fifty (50) miles from Kansas City, Kansas; (iv) any material breach by the Company of this Agreement; or (v) the failure of the Company to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within forty-five (45) days after a Change of Control; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within fifteen (15) days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder; and provided further that, in order for Executive’s resignation for Good Reason to be effective hereunder, the Company must not have cured such event (if curable) within thirty (30) days after receiving written notice thereof, or if the event cannot be reasonably cured within such thirty (30) days, the cure period shall be extended for such reasonable time as is necessary to effect a cure as long as the Company begins to take reasonable steps to cure the event within the first thirty (30) days.

(v) “Plan” shall mean that certain Epiq Systems, Inc. Amended and Restated 2004 Equity Incentive Plan, effective January 1, 2014.

(w) “Prior Inventions” shall mean all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Executive prior to Executive’s employment with the Company, as set forth on Exhibit A to this Agreement.

(x) “Release” shall mean the Company’s executive separation (or similar) and general release agreement providing for among other things the release of all Claims (as defined therein) Executive may have against the Company and its Affiliates and other Released Parties (as defined therein).

(y) “Restricted Period” shall mean the eighteen (18) month period following the End Date; provided that if Executive is terminated by the Company following a Change in Control, then the “Restricted Period” shall mean the twenty-four (24) month period following the End Date.

(z) “Separation Consideration” shall mean:

(i) a cash amount equal to the sum of the Bonus and (A) if the End Date is on or before December 31, 2015, twelve (12) months of Base Salary; or (B) if the End Date is on or after January 1, 2016, eighteen (18) months of Base Salary; and

(ii) regular monthly payments (payable 1 month in arrears) equal to the difference between (A) the Executive’s monthly premium rate for health insurance for Executive and Executive’s dependents under the Company’s relevant health insurance plans (e.g., medical, dental, and vision) in effect on the End Date, and (B) the monthly premium paid by Executive for substantially similar health insurance coverage for Executive and Executive’s dependents (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise) after the End Date, until the earlier of (X) twelve (12) months from the End Date, if the End Date occurs on or before December 31, 2015; (Y) eighteen (18) months from the End Date, if the End Date occurs on or after January 1, 2016; or (Z) Executive’s employment by a person, company, or other entity that offers health insurance;

provided that, following a Change in Control, the “Separation Consideration” shall mean:

(i) a cash amount equal to the sum of: (A) if the End Date is on or before December 31, 2015, eighteen (18) months of Base Salary and one and a half (1.5) times the Bonus; or (B) if the End Date is on or after January 1, 2016, two times the Bonus and Base Salary;

(ii) regular monthly payments (payable 1 month in arrears) equal to the difference between (A) the Executive’s monthly premium rate for health insurance for Executive and Executive’s dependents (as applicable) under the Company’s relevant health insurance plans (e.g., medical, dental, and vision) in effect on the End Date, and (B) the monthly premium paid by Executive for substantially similar health insurance coverage for Executive and Executive’s dependents (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise) after the End Date, until the earlier of (X) eighteen (18) months from the End Date, if the End Date occurs on or before December 31, 2015; (Y) twenty-four (24) months from the End Date, if the End Date occurs on or after January 1, 2016; or (Z) Executive’s employment by a person, company, or other entity that offers health insurance;

(iii) if the End Date is: (x) on or before December 31, 2015, then a payment equivalent to, or at the discretion of Executive, the continuation of, eighteen (18) months of other benefits to which Executive was entitled as of the End Date; or (y) on or after January 1, 2016, then a payment equivalent to, or at the discretion of Executive, the continuation of twenty-four (24) months of other benefits to which Executive was entitled as of the End Date; and

(iv) a cash amount of Twenty-Five Thousand Dollars and Zero Cents ($25,000.00), which represents an amount to assist Executive with executive outplacement services.

Notwithstanding the foregoing, the Separation Consideration shall be payable within sixty (60) days following the End Date (or as otherwise required by applicable law or as expressly set forth above relating to regular monthly payments or other consideration), provided that Executive shall not be entitled to receive the Separation Consideration unless and until: (x) Executive has executed and delivered the Release to the Company; (y) the Release has become fully effective in all respects; and (z) Executive reaffirms and does not breach the post-termination obligations contained in this Agreement and has not breached the provisions of the Release or breached the provisions of Sections 7, 8 or 10 hereof.

(aa) “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by a parent company, directly or indirectly.

(bb) “Taxes” shall mean any and all federal, state, local or foreign withholding taxes, excise taxes, or employment taxes or any other taxes applicable to this Agreement.

(cc) “Work Product” shall mean all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, trademarks and copyrights, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or capable of being registered under applicable trademark or copyright law) which relate to the Company’s and any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive or other employees, officers, directors or agents of the Company and any of its Affiliates (whether alone or jointly with others) while employed by the Company and its Affiliates (or any of their predecessors or successors), whether before or after the Effective Date.

2. Employment. The Company shall continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement. Although Executive’s principal location for employment shall be Kansas City, Kansas, Executive agrees that Executive will travel as business conditions warrant and as reasonably requested.

3. Term.

(a) Executive’s employment with Company shall continue during the Employment Period until (i) either Executive or Company terminates Executive’s employment with Company, or (ii) Executive’s Disability or death.

(b) Executive can terminate the Employment Period at any time with or without Good Reason, by providing sixty (60) days’ written notice to the Company. However, Company reserves the right either to accelerate Executive’s intended End Date to an earlier actual date or to allow Executive’s intended End Date to stand. Company can terminate Executive’s employment at any time with or without Cause, subject to the Company’s potential obligations to Executive in Section 6 hereof. Except as otherwise provided herein, any termination of Executive’s employment by the Company, shall be effective on the date specified in a written notice from the Company to Executive. Termination of Executive’s employment with Company will be effective immediately upon the Disability or death of Executive.

(c) Unless otherwise requested by the Company, upon any termination of the Executive’s employment with the Company (without regard to which party initiated such termination or if termination was with or without Cause or Good Reason), the Executive shall (i) promptly resign from any position as an officer, director or fiduciary of any Company-related entity that the Executive may hold as of the End Date, and (ii) immediately return to the Company all Company Property issued to Executive during the Employment Period.

(d) For clarification purposes, the post-termination obligations of this Agreement, including but not limited to Sections 7, 8 and 10 hereof, shall remain in effect following any termination of the Employment Period, without regard to which party initiated such termination or if termination was with or without Cause or Good Reason.

4. Position and Duties.

(a) During the Employment Period (as defined below), Executive shall serve as Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and shall have the normal duties, responsibilities, functions and authority of such positions as assigned from time to time by the CEO or the Board. Executive hereby accepts such employment and agrees to devote Executive’s full employment energies, interest, abilities and time to the performance of Executive’s duties to the Company or any of its Affiliates as assigned by the Company. Executive shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Executive’s duties.

(b) Executive agrees that, during the Employment Period, Executive’s services shall be exclusive to the Company and therefore Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and its Affiliates are involved or become involved during the Employment Period, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company and its Affiliates. Executive agrees to the Conflict of Interest Guidelines set forth on Exhibit B to this Agreement. Notwithstanding the foregoing, Executive may perform such other work, whether for consideration or as a volunteer, only if and to the extent that such other work does not interfere with Executive’s duties to the Company. Executive shall not make any investment of money or time in any business that is or may be competitive or which is being formed or organized to be competitive with or similar to or adverse to any of the Company’s or any of its Affiliates’ businesses, services, or product(s), whether such business is conducted by a proprietorship, partnership, corporation or other entity or venture. However, nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

5. Compensation and Benefits.

(a) As of the Effective Date, Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as such practices may be in effect from time to time).

(b) During the Employment Period, Executive shall be entitled to participate in all of the employee benefit programs of the Company for which members of the Executive Management Committee are generally eligible, as such programs may be modified, replaced or eliminated from time to time. Any payment that Executive is required to make pursuant to such employee benefit programs may be adjusted or implemented from time to time consistent with changes affecting the participants generally in such programs.

(c) During the Employment Period, Executive shall be entitled to up to six (6) weeks of paid vacation per calendar year, which amount shall be pro-rated for any partial calendar year of employment during the Employment Period; provided, however, that Executive shall schedule such vacation time with the CEO and the Executive Committee in a manner consistent with the business needs of the Company and its Affiliates. Executive’s unused vacation time shall not be carried forward to any subsequent calendar year, and no compensation shall be payable in lieu thereof.

(d) During the Employment Period, the Company shall reimburse Executive for all reasonable and appropriate expenses actually incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to such expenses, upon presentation of expense statements, vouchers or other supporting information as may be required under such policies in effect from time to time.

(e) All amounts payable to Executive as compensation hereunder (including Section 6 hereof) shall be subject to all required and customary withholding by the Company.

(f) The Awards, including the vesting of Awards, shall be governed by the Plan except as expressly set forth in this Agreement.

6. Termination of Employment.

(a) Termination without Cause or for Good Reason - If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then Executive shall be entitled to receive: (i) the Accrued Obligations; and (ii) the Separation Consideration.

(b) Termination for Cause or without Good Reason - If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, then Executive shall only be entitled to receive the Accrued Obligations.

(c) Termination due to Disability – If the Executive’s employment with the Company is terminated due to the Executive’s Disability, then within sixty (60) days from the End Date (or as otherwise required by law), the Executive shall be entitled to receive: (i) the Accrued Obligations; (ii) the right to elect continuation of coverage of insurance benefits to the extent allowed by law; and (iii) a cash amount equal to twelve (12) months’ Base Salary.

(d) Termination due to Death – If the Executive’s employment with the Company is terminated due to the Executive’s death, then within sixty (60) days from the End Date (or as otherwise required by law), the Executive’s estate and Executive’s beneficiaries, as the case may be, shall be entitled to receive: (i) the Accrued Obligations; (ii) the right to elect continuation of coverage of insurance benefits to the extent allowed by law; and (iii) any other survivor benefits that may become due pursuant to any employee benefit plan or program of the Company.

(e) Payments, other consideration and benefits provided in this Section 6 shall be in lieu of any termination or severance payments, other consideration or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company, and shall be reduced (offset) by any statutory entitlements of the Executive (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law.

(f) All payments, other consideration, and benefits provided under this Section 6 shall be subject to all applicable Taxes and all required and customary withholding by the Company.

7. Confidential Information.

(a) Executive acknowledges and agrees that Confidential Information concerning the business or affairs of the Company and any of its Affiliates (which will include certain third party confidential information entrusted to the Company and its Affiliates) will be obtained by, created by, or disclosed or made available to Executive while Executive is employed by the Company. Executive agrees that Confidential Information (other than certain third party information owned by such third parties) is the property of the Company and/or its Affiliates, as the case may be. Executive agrees that at all times during the Employment Period and thereafter, Executive shall not use (even for Executive’s own purposes) or disclose any Confidential Information to any person or entity without written authorization from the Board, except for the direct benefit of the Company and its Affiliates during the Employment Period and strictly on a need-to-know basis with persons and/or entities that have executed confidentiality agreements with the Company and its Affiliates. Executive shall deliver to the Company on the End Date, or at any other time as the Company may request, any Company Property and all memoranda, notes, plans, documents, electronically stored and hard copy information, information technology assets and devices, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Work Product or the business of the Company or any of its Affiliates that Executive may then possess or have under Executive’s custody or control.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the CEO so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s prior position(s), and that Executive does not have in Executive’s possession, custody or control any information that belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder. Executive further represents and warrants that as of the Effective Date, except as set forth on Exhibit A, Executive is not bound by any confidentiality, non-disclosure, invention assignment, or other related agreement, other than this Agreement.

8. Intellectual Property, Inventions and Patents. Executive acknowledges that Work Product belongs to the Company or any of its Affiliates, as applicable. Executive shall promptly disclose Work Product to the Company (including as appropriate the CEO, members of the Executive Management Committee and the Company’s General Counsel) and, at the Company’s expense, perform all actions reasonably requested by the CEO or the Company’s General Counsel or the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent that any material produced under this Agreement may not be considered “works made for hire,” or to the extent that this Section 8 is declared invalid either in substance or purpose, in whole or in part, Executive hereby agrees to irrevocably transfer, grant, convey, assign, and relinquish exclusively to the Company (including any of its Affiliates, in the Company’s sole discretion) any and all of Executive’s right, title, and interest, including ownership of copyright, patent and/or trademark rights, to any material conceived, developed, or made by Executive under this Agreement without the necessity of further consideration.

9. Inventions Retained and Licensed. Executive acknowledges that Exhibit A accurately specifies a list of Prior Inventions which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If during the course of Executive’s employment with the Company, Executive incorporated or incorporates into a Company product, service, process or machine a Prior Invention owned by Executive or in which Executive had or has an interest, the Company is hereby granted and had and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sublicense and sell such Prior Invention as part of or in connection with such product, service, process or machine.

10. Restrictive Covenants.

(a) Non-Compete. Executive acknowledges and agrees that, during the course of Executive’s employment with the Company (including its Affiliates), Executive shall become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information, and that Executive’s services shall be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in consideration of the Company’s agreement to employ Executive and the compensation to be paid to Executive hereunder and in connection with such employment, Executive agrees that, from the Effective Date until the end of the Restricted Period, Executive shall not directly or indirectly compete with the Company or any of its Affiliates or own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by any person, corporation, firm or other entity, or in any manner engage in any business that provides any product(s) or service(s) that compete with any product(s) or service(s) offered or provided by the Company or any of its Affiliates within any of their territories. With respect to this non-compete provision, nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicit. From the Effective Date until the end of the Restricted Period, Executive shall not directly or indirectly either on Executive’s own behalf or on behalf of any person or entity that is not the Company or any of its Affiliates: (i) hire, solicit, induce, recruit, or encourage (which includes any attempts to take such actions) (x) any employee or officer and/or agent of the Company or any of its Affiliates to terminate their employment, agency or other agreement with, or leave the employ of, the Company or any of its Affiliates in order to work for any person, corporation, firm, company or business entity other than the Company or any of its Affiliates, or (y) any former employee, officer or agent of the Company or any of its Affiliates to violate any post-termination obligations contained in their agreements with the Company or any of its Affiliates, as the case may be; or (ii) in any way interfere with the relationship between the Company or any of its Affiliates and any employee or agent thereof; or (iii) induce, encourage or attempt to induce or encourage any customer, referral source, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Affiliates.

(c) Executive agrees that the restrictive periods set forth in this Section 10 shall not expire, and shall be tolled, during any period in which the Executive is in violation of any obligation contained in this Section 10, and all restrictions shall automatically be extended by the period the Executive was in violation of any such restrictions.

(d) Executive further agrees that the provisions of and restraints set forth in this Section 10 are reasonable and necessary to protect the Company and its Affiliates’ respective, legitimate business interests. For clarification purposes, all post-termination obligations of this Agreement shall remain in effect following the End Date. For further clarification purposes, no act may be taken by the Executive after the End Date on behalf of the Company or any of its

Affiliates except as may be expressly set forth in a written agreement by and between the Executive and the Company and/or any of its Affiliates. In the event that Executive leaves the employ of the Company, and upon obtaining new employment, Executive shall promptly provide written notice to the Company regarding the identity of Executive’s new employer and hereby grants consent to the Company to notify Executive’s new employer about Executive’s rights and obligations under this Agreement.

11. Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments, other consideration or benefits provided or to be provided by the Company or its Affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Section 11 be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either: (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments, other consideration and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount. Any such reduction made pursuant to (i) above shall be made by the Company in its sole discretion consistent with the requirements of Code Section 409A.

12. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) To the extent required for purposes of Code Section 409A, if applicable, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount, other consideration or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the End Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment, other consideration or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment, other consideration or benefit shall not be made or provided until the date which is the earlier of: (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive; or (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments, other consideration and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments, other consideration and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A: (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

13. Enforcement. If, at the time of enforcement of Sections 7, 8 or 10 of this Agreement, a court or appropriate tribunal holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or appropriate tribunal shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information including Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 7, 8 or 10 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company and any of its Affiliates (including any of their respective successors or assigns), in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court or other tribunal of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive acknowledges and agrees: (i) that the provisions and restrictions contained in Sections 6, 7, 8, 9 and 10 are reasonable; (ii) that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel; and (iii) that Executive is freely entering into this Agreement.

14. Executive’s Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete or non-solicitation agreement or confidentiality agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

15. Survival. Sections 5(e) through 28, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the End Date.

16. Notices. Any notice or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) upon delivery by a reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices and communications to Executive and the Company shall be sent to the addresses indicated below:

Notices to Executive:

Karin-Joyce Tjon Sien Fat

c/o Epiq Systems

501 Kansas Avenue

Kansas City, KS 66105

Notices to the Company:

Epiq Systems, Inc.

Attention: General Counsel

501 Kansas Avenue

Kansas City, KS 66105

Any party hereto, may, by written notice to the other, change its address for receipt of notices hereunder.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Complete Agreement. This Agreement, that certain Offer Letter, dated June 17, 2014, entered into by and between Executive and the Company, and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

20. Counterparts/Electronic Delivery. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, to the extent signed and delivered by electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

22. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Executive expressly consents to the personal jurisdiction of the state and federal courts located in Kansas City, Kansas including for any lawsuit filed there against Executive by the Company arising from or related to this Agreement (subject to Section 26 below).

23. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive effectuated in a written amendment to this Agreement that has been signed by both of the parties, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24. Insurance. The Company may in its sole discretion apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

25. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any Taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid or payable by the Company with respect to any such Taxes owed by Executive.

26. Dispute Resolution .

(a) Except as otherwise expressly provided in this Agreement, the parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any Dispute; provided that nothing in this Section 26 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or to seek injunctive relief. The parties hereby acknowledge and agree that, except as otherwise provided in this Section 26 or in the Employment Arbitration Rules and Mediation Procedures (the “Rules”) promulgated by the American Arbitration Association (the “Arbitration Service”) as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the Federal Arbitration Act, 9 U.S.C. §1 et. seq., as may be amended or superseded. THE COMPANY AND EXECUTIVE AGREE THAT, BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EXECUTIVE ARE WAIVING THE RIGHT TO TRIAL BY JURY. THE COMPANY AND EXECUTIVE FURTHER AGREE THAT THE COMPANY AND EXECUTIVE SHALL BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR RESPECTIVE INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. FURTHER, UNLESS BOTH THE COMPANY AND EXECUTIVE AGREE OTHERWISE, THE ARBITRATOR MAY NOT CONSOLIDATE THE CLAIMS OF MORE THAN ONE PERSON, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING. EXECUTIVE UNDERSTANDS THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR THE OTHER PARTY’S LIKE PROMISE. EXECUTIVE FURTHER UNDERSTANDS THAT EXECUTIVE IS OFFERED CONTINUING EMPLOYMENT IN CONSIDERATION OF AMONG OTHER THINGS EXECUTIVE’S PROMISE TO ARBITRATE CLAIMS. THE PARTIES AGREE THAT ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BARRED UNLESS COMMENCED WITHIN ONE YEAR AFTER THE EVENT GIVING RISE TO THE CLAIM.

(b) Except as provided elsewhere herein, in the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten (10) business days after the delivery of such notice, the party delivering such notice of Dispute (the “Disputing Person”) may thereafter request that both parties submit the Dispute to mediation, and if both parties agree to do so, then the Dispute will be submitted to mediation. If mediation fails, or if either party refuses to submit the Dispute to mediation, then the Disputing Person may commence arbitration hereunder by delivering to each other party involved therein a demand for arbitration as required by the Rules which shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein (a “Demand for Arbitration”). Such Demand for Arbitration shall be promptly submitted to the Arbitration Service to commence the arbitration with the Arbitration Service. The Company and Executive shall mutually agree upon one arbitrator (the “Arbitrator”) to resolve any Dispute pursuant to the procedures set forth in this Section 26 and the Rules. The Arbitrator shall permit and facilitate such discovery as the parties shall reasonably request. If the Company and Executive cannot mutually agree on the Arbitrator within fifteen (15) business days following receipt of the list of arbitrators from the Arbitration Service, then the Arbitration Service shall appoint the Arbitrator no later than twenty-five (25) business days following the parties’ receipt of such list.

(c) Except as otherwise provided by applicable law, the Company will pay the costs of the Arbitration Service and the Arbitrator; provided that at the conclusion of the arbitration, the Arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) and reasonable interest to the prevailing party.

(d) The arbitration shall be conducted in Kansas City under the Rules as in effect from time to time. The parties shall use their reasonable best efforts to cause the Arbitrator to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than ninety (90) business days after the delivery of the Demand for Arbitration nor later than thirty (30) days following completion of the arbitration. Notwithstanding any Missouri law to the contrary, the Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by the Arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

(e) Notwithstanding anything to the contrary, nothing in this Section 26 shall be construed to impair the right of any person or entity to seek injunctive or other equitable relief in any court of competent jurisdiction.

27. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and any of its Affiliates in any investigation, subpoena, any administrative, regulatory, settlement, arbitration, litigation, mediation, or judicial proceeding or any dispute with a third party as reasonably requested by the Company or any of its Affiliates, including without limitation that Executive will be available to the Company or any of its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any of its Affiliate’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company or any of its Affiliates all pertinent information and turning over to the Company or any of its Affiliates all relevant documents which are or may come into Executive’s possession, custody or control all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments. In the event the Company or any of its Affiliates requires Executive’s cooperation in accordance with this Section 27, (i) the Company or any of its Affiliates, as appropriate, shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts; and (ii) if Executive is no longer employed by the Company, then the Company or any of its Affiliate, as appropriate, shall pay Executive a per diem consulting charge of $1,000.00, and the Company or any of its Affiliates, as appropriate, may, in its sole discretion, appoint and pay the reasonable fees and expenses of attorneys, accountants and other professionals retained with respect to such matter or matters.

28. Legal Review. Executive agrees that Executive has been given a reasonable opportunity to review this Agreement with counsel of Executive’s choosing.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the Effective Date.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Its:	Chairman and Chief Executive Officer
Date:	December 15, 2014

/s/ Karin-Joyce Tjon Sien Fat
KARIN-JOYCE TJON SIEN FAT

Date:	December 15, 2014

EXHIBIT A

Prior Inventions

None

EXHIBIT B

Conflict of Interest Guidelines

It is the policy of Epiq Systems, Inc. and its subsidiaries and affiliates (collectively, “Epiq”) to conduct all affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of Epiq. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to, and written approval for continuation must be obtained from, the Chief Executive Officer of Epiq Systems, Inc.

1.	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to Epiq.

3.	Participating in civic or professional organizations that might involve divulging confidential information of Epiq.

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Epiq.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to Epiq.

9.	Improperly using or disclosing to Epiq any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interests of Epiq.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in disciplinary action up to and including immediate discharge.